Exhibit 99.1

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, Louisiana 70121 504-729-1400

FOR IMMEDIATE RELEASE

STEWART ENTERPRISES NAMES EVERETT N. KENDRICK
CHIEF OPERATING OFFICER AND REORGANIZES OPERATING DIVISIONS

New Orleans, Louisiana, July 14, 2005 ... Stewart Enterprises, Inc. (NASDAQ NMS: STEI) reported today that Everett N. “Bud” Kendrick has been promoted to the position of Chief Operating Officer (COO). The Company will also reorganize by consolidating its four operating divisions into two. These changes are a result of the Company’s recent strategic planning process.

Mr. Kendrick will also continue as president of the Sales and Marketing Division, a position he has held since 2000. Kendrick joined Stewart Enterprises in 1993 and brings more than 37 years of death care experience to his new position as COO.

“During his 12 years with our Company, particularly as Sales and Marketing Division president, Bud has worked closely with all divisional and regional management teams,” said Chief Executive Officer Kenneth C. Budde. “His demonstrated leadership, knowledge and experience, both in the industry and with our Company, make him an excellent selection for chief operating officer.”

The reorganization consolidates operations from four divisions to two: Eastern and Western. The new Eastern Division will be led by Brent F. Heffron and will include businesses in 12 states and Puerto Rico. Heffron is former Southern Division president; he joined the Company in 1992 and has 32 years of industry experience. The new Western Division will be led by G. Kenneth

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Stephens, Jr. and will include businesses in 15 states. Stephens is former Eastern Division president; he joined the Company in 1993 and has over 20 years of industry experience.

Randall L. Stricklin, former Western Division president, will continue with the Company as corporate development president with a focus on third-party partnerships and other development opportunities. Michael K. Crane, Sr., former Central Division president, announced his plans to retire October 31, 2005, after serving the Company for more than 41 years.

“During our recent strategic planning process, we concluded that establishing the COO position and reorganizing into two operating divisions will enable us to more effectively communicate and execute, thereby ensuring we achieve the strategic plan’s goals and objectives,” said Budde. “I am confident that the leadership of Bud, Brent, Ken and Randy will result in successful plan execution and improved operating performance. I would also like to recognize and express my appreciation to Mike Crane for his leadership and dedication to the company for more than four decades. We value his contribution and wish him the best in his well deserved retirement.”

As a result of these changes, the Company expects to incur a one time pre-tax charge of about $800,000 and to benefit from annual pre-tax cost savings of between $2,000,000 and $2,500,000.

Founded in 1910, Stewart Enterprises, Inc., is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 234 funeral homes and 145 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

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